As filed with the Securities and Exchange Commission on July 18, 2005

Registration File Number:

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANCSHARES OF FLORIDA, INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA	1185 Immokalee Road Naples, Florida 34110 (239) 254-2100	59-3535315
(State or other jurisdiction of incorporation or organization)	(Address and telephone number of principal executive offices)	(IRS Employer Identification No.)

Michael L. McMullan

President and Chief Executive Officer

1185 Immokalee Road

Naples, Florida 34110

(239) 254-2100

(Name, address and telephone number of agent for service)

Copies requested to:

A. George Igler, Esq. or Richard L. Pearlman, Esq.

Igler & Dougherty, P.A.

2457 Care Drive

Tallahassee, Florida 32308

Telephone: (850) 878-2411

Facsimile: (850) 878-1230

Approximate date of commencement of proposed sale to the public: From time to time, after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	165,354 shares	$18.33	$3,030,939	$356.74

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the common stock, $18.35 and $18.30, respectively, as reported by the Nasdaq National Market on July 14, 2005.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(A), may determine.

PROSPECTUS

BANCSHARES OF FLORIDA, INC.

165,354 SHARES OF COMMON STOCK

Certain shareholders of Bancshares of Florida, Inc. are offering for sale from time to time up to 165,354 shares of Bancshares of Florida, Inc. common stock under this prospectus. These shares were acquired through an exchange of preferred stock of Bancshares of Florida for common stock by the selling shareholders with Bancshares of Florida in transactions occurring in May of 2005.

Bancshares of Florida will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

Bancshares of Florida’s common stock is traded on the Nasdaq National Market under the symbol “BOFL.” On July 14, 2005, the closing price for the common stock as reported on Nasdaq was $18.35 per share.

YOU SHOULD CONSIDER, AMONG OTHER THINGS, THE INFORMATION SET FORTH IN “ RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE SHARES OF COMMON STOCK OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July         , 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Bancshares of Florida filed with the Securities and Exchange Commission. It provides you with a general description of the securities offered. You should read this prospectus together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements from the use of words such as: may, will, estimate, project, believe, intend, anticipate, expect, should, seeks, pro forma, and other similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially include the risks and uncertainties discussed in the “Risk Factors” section as well as continued success of Bancshares of Florida’s business strategy, general economic conditions, economic conditions in the communities where Bancshares of Florida’s subsidiaries are located, the ability and willingness of borrowers to repay loans, the monetary policies of the Federal Reserve, changes in interest rates and inflation, and changes in the state and federal regulations applicable to Bancshares of Florida’s operations. When used herein, the terms “us,” “we,” or “our” shall refer to Bancshares of Florida, Inc. and its subsidiaries.

SUMMARY

Our Address and Telephone Number

Our corporate headquarters are located at 1185 Immokalee Road, Naples, Florida 34110. Our telephone number is (239) 254-2100.

The Offering

Common Stock Offered	165,354 shares of common stock, held by certain shareholders who acquired the stock in exchange for preferred stock in May of 2005.

Price of Common Stock	The shareholders may sell their stock at market prices, at prices related to market prices, or at any other negotiated prices.

Use of Proceeds	The selling shareholders will receive all of the proceeds of their sales. See “Use of Proceeds.”

Risk Factors

Before investing in our common stock, you should carefully consider the information in the “Risk Factors” Section beginning below.

RISK FACTORS

Investing in our common stock involves certain risks. In addition to the other information set forth elsewhere in this prospectus and in our Securities and Exchange Commission filings referenced on page 12, the following factors relating to us and our common stock should be carefully considered in deciding whether to invest in our common stock.

Risks Related to Our Business

We have incurred operating losses since we commenced operations and may continue to incur losses in the future.

Since we commenced our operations on August 24, 1999, we have incurred an accumulated deficit of approximately $11.9 million as of March 31, 2005. This deficit is, due in part, to the costs of establishing our business strategy, which included opening Bank of Florida – Southwest, Bank of Florida Trust Company, Bank of Florida in Fort Lauderdale and Bank of Florida – Tampa Bay, and the continuing expansion of our banking activities in our markets, as well as the impact of historically low interest rates and other factors. We may charter additional banks in the future. A newly formed bank is typically expected to incur operating losses in its early periods of operations because of an inability to generate sufficient net interest income to cover operating expenses. These types of operating losses can be significant and can occur for longer periods than planned, depending on the new bank’s ability to control operating expenses and generate net interest income. There is a risk that losses at our new subsidiaries may exceed profits at our existing subsidiaries.

We may encounter unexpected financial and operating problems due to our rapid growth.

We have grown significantly since we opened our first bank subsidiary, Bank of Florida – Southwest, in 1999. Our total assets have grown to approximately $442 million as of March 31, 2005. Our rapid growth may result in unexpected financial and operating problems, including problems in our loan portfolio due to its unseasoned nature, and turnover or rapid increases in members of management and staff, which may affect the value of our shares. The recent addition of our new bank in Tampa and our Boca Raton branch office may add additional pressures to our internal control systems, and our financial and operating success will depend in large part on our success in integrating these operations. In addition, if our loan and asset growth continues at its current pace, it may be difficult to retain our and our subsidiaries’ “well capitalized” designations with the Federal Deposit Insurance Corporation. If we or our bank subsidiaries fall below being “well capitalized” to “adequately capitalized,” we may sell participations in some of our loans in order to decrease the amount of our assets. This could result in lower earnings due to us retaining a lower level of earning assets.

Our growth strategy may not be successful.

As a strategy, we have sought to increase the size of our franchise through rapid growth and by aggressively pursuing business development opportunities. We can provide no assurance that we will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms and expanding our asset base while managing the costs and implementation risks associated with this growth strategy. There can be no assurance that any further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through other successful expansions of our banking markets, or that we will be able to maintain capital sufficient to support our continued growth.

Losses from loan defaults may exceed the allowance we establish for that purpose, which will have an adverse effect on our business.

If a significant number of loans are not repaid, it would have an adverse effect on our earnings and overall financial condition. Like all financial institutions, we maintain an allowance for loan losses to provide for losses inherent in the loan portfolio. The allowance for loan losses reflects our management’s best estimate of probable losses in the loan portfolio at the relevant balance sheet date. This evaluation is primarily based upon a review of our and the banking industry’s historical loan loss experience, known risks contained in the loan portfolio, composition and growth of the loan portfolio, and economic factors. However, the determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. As a result, our allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses may adversely affect our earnings.

If real estate values in our target markets decline, our loan portfolio would be impaired.

A significant portion of our loan portfolio consists of mortgages secured by real estate located in the Collier/Lee County markets. We have also been generating a significant amount of real estate-secured loans in our Broward/Palm Beach County and Hillsborough County markets. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional, or local economic conditions; fluctuations in interest rates and the availability of loans to potential purchasers; changes in the tax laws and other governmental statutes, regulations, and policies; and acts of nature. If real estate prices decline in any of these markets, the value of the real estate collateral securing our loans would be reduced. Such a reduction in the value of our collateral could increase the number of non-performing loans and adversely affect our financial performance.

If we lose key employees, our business may suffer.

Our success is largely dependent on the personal contacts of our officers and employees in our market areas. If we lose key employees, temporarily or permanently, our business could be hurt. We could be particularly hurt if our key employees went to work for our competitors. Our future success depends on the continued contributions of our existing senior management personnel, including our President and Chief Executive Officer Michael L. McMullan, Chief Operating Officer Martin P. Mahan, and our Chief Lending Officer Craig D. Sherman. In each of our markets, we are also dependent on the Presidents and Chief Executive Officers of our subsidiaries. We have entered into employment contracts with many of our key executive officers which contain standard non-competition provisions to help alleviate some of this risk.

Our executive officers and directors will continue to have substantial control over our company after the offering, which could delay or prevent a change of control favored by our other shareholders.

Our executive officers and directors, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including elections of directors and the approval of mergers or other business combination transactions. After the offering, our executive officers and directors expect to own approximately 875,000 shares, representing approximately 15% of the total number of shares outstanding and will have vested options and warrants to acquire nearly 252,000 additional shares.

The interest of these shareholders may differ from the interests of our other shareholders, and these shareholders, acting together, will be able to influence all matters requiring approval by shareholders. As a result, these shareholders could approve or cause us to take actions of which you may disapprove or that may be contrary to your interests and those of other investors.

Our subsidiary banks face strong competition in their market areas which may limit their asset growth and profitability.

Our primary market areas are the urban areas on the east and west coasts of south Florida and the central west coast of Florida. The banking business in these areas is extremely competitive, and the level of competition facing us following our expansion plans may increase further, which may limit our asset growth and profitability. Each of our subsidiary banks experiences competition in both lending and attracting funds from other banks, savings institutions, and non-bank financial institutions located within its market area, many of which are significantly larger institutions. Non-bank competitors competing for deposits and deposit type accounts include mortgage bankers and brokers, finance companies, credit unions, securities firms, money market funds, life insurance companies, and mutual funds. For loans, we encounter competition from other banks, savings associations, finance companies, mortgage bankers and brokers, insurance companies, small loan and credit card companies, credit unions, pension trusts, and securities firms.

If adverse economic conditions in our target markets exist for a prolonged period, our financial results could be adversely affected.

Our success will depend in large part on economic conditions in southeast and southwest Florida, as well as the Tampa Bay area. A prolonged economic downturn or recession in these markets could increase our nonperforming assets, which would result in operating losses, impaired liquidity and the erosion of capital. A variety of factors could cause such an economic dislocation or recession, including adverse developments in the industries in these areas such as tourism, or natural disasters such as hurricanes, floods, or tornadoes, or additional terrorist activities such as those our country experienced in September of 2001.

Bancshares of Florida and its subsidiaries operate in an environment highly regulated by state and federal government; changes in federal and state banking laws and regulations could have a negative impact on Bancshares of Florida’s business.

As a bank holding company, Bancshares of Florida is regulated primarily by the Federal Reserve Board. Our current subsidiaries are regulated primarily by the Florida Office of

Financial Regulation and the Federal Deposit Insurance Corporation. Federal and various state laws and regulations govern numerous aspects of our banks’ operations, including:

•	Adequate capital and financial condition;

•	Permissible types and amounts of extensions of credit and investments;

•	Permissible non-banking activities; and

•	Restrictions on dividend payments.

Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Bancshares of Florida and its subsidiaries also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Bancshares of Florida may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Those actions would result from the regulators’ judgments of the banking regulatory agencies, based on information available to them at the time of their examination.

Regulatory action could severely limit future expansion plans.

To carry out some of our expansion plans, Bancshares of Florida is required to obtain permission from the Federal Reserve Board. Application for the formation of new banks and the acquisition of existing banks are submitted to the state and federal bank regulatory agencies for their approval. The future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Bancshares of Florida, its current subsidiaries, and future new start-up banks, which could limit our ability to increase revenue.

Risks Related to the Offering

Investors in the offering will face dilution resulting from the issuance of common stock in the future.

We have the power to issue common stock without shareholder approval, up to the maximum number of authorized shares set forth in our Articles of Incorporation. Our board of directors may determine from time to time a need to obtain additional capital through the issuance of additional shares of common stock or other securities, subject to limitations imposed by Nasdaq and the Federal Reserve Board. There can be no assurance that such shares can be issued at prices or on terms better than or equal to the terms obtained in this offering. The issuance of any additional shares of common stock by us in the future may result in a reduction of the book value or market price, if any, of the then-outstanding common stock. Issuance of additional shares of common stock will reduce the proportionate ownership and voting power of our existing shareholders.

Additional shares of our preferred stock may be issued in the future which could materially adversely affect the rights of the holders of our common stock.

Pursuant to our Articles of Incorporation, we have the authority to issue additional series of preferred stock and to determine the designations, preferences, rights, qualifications, or restrictions of those shares without any further vote or action of the shareholders. The rights of the holders of our common stock will be subject to, and may be materially, adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future.

Our common stock is not an insured bank deposit and is subject to market risk.

The shares of common stock offered in the offering are not deposits, savings accounts, or other obligations of us, our subsidiaries, or any other depository institution, are not guaranteed by us or any other entity, will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency, and may not be used as collateral to secure a loan from us, our subsidiaries, or any of our affiliates.

We may need additional capital in the future and this capital may not be available when needed or at all.

We may need to incur additional debt or equity financing in the near future to fund future growth and meet our capital needs. We cannot assure you that such financing will be available to us on acceptable terms or at all. If we are unable to obtain additional financing after this offering, we may not have the resources available to fund our planned growth.

Future sales of our common stock could depress the price of the common stock.

Sales of a substantial number of shares of our common stock in the public market by our shareholders, or the perception that these sales are likely to occur, could cause the market price of our common stock to decline.

We have not paid dividends in the past and we are restricted in our ability to pay dividends to our shareholders.

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain earnings to finance operations and for the expansion of our business. Therefore, any gains from your investment in our common stock must come from an increase in its market price.

In addition, we are a holding company with no independent sources of revenue and would likely rely upon cash dividends and other payments from our subsidiaries to fund any cash dividends that we may decide to pay to our shareholders. Payment of dividends by our subsidiaries is limited by certain regulations.

There are substantial regulatory limitations on ownership of our common stock and changes of control.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring 10% or more (5% or more if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct our management or our policies without prior notice or application to and the approval of the Federal Reserve Board. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares in this offering.

Although publicly traded, our common stock has substantially less liquidity than the average trading market for a stock quoted on the Nasdaq National Market, and our price may fluctuate in the future.

Although our common stock is listed for trading on the Nasdaq National Market, the trading market in our common stock has substantially less liquidity than the average trading market for other public companies quoted on the Nasdaq National Market. A public trading market having the desired characteristics of depth, liquidity, and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Although we believe that this offering will improve the liquidity of the market for our common stock, no assurance can be given that the offering will increase the volume of trading in our common stock.

The market price of our common stock may fluctuate in the future, and these fluctuations may be unrelated to our performance. General market price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

USE OF PROCEEDS

The selling shareholders will not pay any of the proceeds they receive from the sale of the shares of common stock to Bancshares of Florida. We expect to incur expenses in connection with this offering in the amount of approximately $15,000 for registration, legal, accounting, and other miscellaneous fees and expenses. However, we will not pay for expenses related to such things as commissions and discounts of brokers, dealers or agents or the fees and expenses of counsel, if any, for the selling shareholders. See “Selling Shareholders” and “Plan of Distribution.”

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale from time to time by certain of our shareholders of up to 165,354 shares of common stock registered under this prospectus. The common stock shares registered under this prospectus were acquired by prior holders of preferred stock through the exchange of preferred stock for common stock in May of 2005.

We are registering these shares to enable our selling shareholders to resell the shares in the public market from time to time or on a delayed basis and to permit secondary trading of the shares after they are sold by the selling shareholders. We are paying for the registration of the securities, but will not pay for any fees and expenses incurred by shareholders who wish to sell their shares, their attorneys or other representative, nor any selling commissions, brokerage fees or underwriting discounts, related to any resale of the shares. See “Use of Proceeds” and “Plan of Distribution.” We have agreed to provide indemnification for the selling shareholders and underwriters of shares sold by respective officers, directors and controlling persons, against certain liabilities and expenses arising under the securities laws in connection with this offering;

provided that the selling shareholders and any such underwriters provide customary indemnification to Bancshares of Florida for information that they provide for inclusion in this prospectus or the registration statement of which it is a part.

The following table sets forth, to the best of our knowledge, information concerning the selling shareholders, the number of shares to be offered and sold by the selling shareholders and the amount of common stock that will be owned by the selling shareholders following the offering (assuming the sale of all shares of common stock being offered) by the selling shareholders. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

Selling Shareholder	Ownership of Common Stock Prior to Offering	Number of Shares of Common Stock to be Offered	Ownership of Common Stock After Offering	% of Ownership After Offering
David G. & Susan H. Wallace	7,924	3,924	4,000	< 1
David A. Patrignani	3,610	3,610	0	0
Earl L. Frye	74,750	7,220	67,530	1.17
Michael L. & Jean R. McMullan	13,924	3,924	10,000	< 1
Craig D. & Jill E. Sherman	4,610	3,610	1,000	< 1
Martin P. Mahan	27,682	7,534	20,148	< 1
Steve Shelton	6,110	3,610	2,500	< 1
Terry W. Stiles	37,440	14,440	23,000	< 1
Donald R. & Anne B. Barber	54,160	21,660	32,500	< 1
John S. Chaperon	2,262	1,962	300	< 1
Bradford G. & Patricia L. Douglas	23,610	3,610	20,000	< 1
W. Patrick McMullan	73,610	3,610	70,000	1.18
BAISI FBO Kenneth Husler IRA(1)	3,610	3,610	0	0
LaVonne V. Johnson Revocable Trust(2)	210,384	28,880	181,504	3.16
Ed Kaloust Defined Benefit Pension Plan(3)	23,585	3,610	19,975	< 1
Roy Hellwege	11,610	3,610	8,000	< 1
Roy Hellwege, IRA(4)	3,610	3,610	0	0
Keith Koenig	28,220	7,220	21,000	< 1
Harry K. & Ann Marie Moon	23,662	7,220	16,442	< 1
Michael T. Putziger	146,302	3,610	142,692	2.48
Myrna Putziger	42,220	7,220	35,000	< 1
Ramon A. Rodriguez	14,610	3,610	11,000	< 1
Joe B. Cox, IRA Charles Schwab Custodian(5)	47,370	7,220	40,150	< 1
G Fam Holdings, Ltd.(6)	23,610	3,610	20,000	< 1
No. Trust FBO Howard E. McCall, Jr. IRA(7)	11,610	3,610	8,000	< 1

Voting and Investment Control Held By:

(1)	Kenneth Husler

(2)	LaVonne V. Johnson

(3)	Ed Kaloust

(4)	Roy Hellwege

(5)	Joe B. Cox

(6)	Jorge Garcia

(7)	Howard E. McCall, Jr.

PLAN OF DISTRIBUTION

The common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders. As used in this prospectus, “selling shareholders” include those individuals or entities who may have had shares of common stock given or transferred to them by a named selling shareholder after the date of this prospectus and any individuals or entities who may have shares of common stock pledged to them as collateral by a named selling shareholder after the date of this prospectus. The shares of common stock covered by this prospectus may be sold by the selling shareholders in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock may be sold by one or more of the following methods:

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

•	a purchase by a broker or dealer as principal, and the resale by such broker or dealer on its account pursuant to this prospectus, including resale to another broker or dealer;

•	ordinary brokerage transactions or transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	through put or call transactions;

•	through short sales of the offered shares;

•	through underwritten transactions or otherwise; and

•	a combination of these types of transactions.

The period of distribution of these shares of common stock may occur over an extended period of time. This offering is expected to terminate at such time as all shares offered have been sold.

The selling shareholders may effect such transactions by selling the shares of common stock directly to purchasers or to or through a broker or dealer, who may act as an agent or principal. Such broker or dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker or dealer may act as agent or to whom the broker or dealer sells as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). We are not aware of any existing arrangements between any selling shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of common stock.

The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to Bancshares of Florida. We expect to incur expense in connection with this offering in the amount of approximately $15,000 for registration, legal, accounting, and miscellaneous fees and expenses. The selling shareholders will be solely responsible for commissions and discounts of brokers, dealers or agents, other selling expenses, and the fees and expenses of their own counsel related to registration and resale of their shares, if any.

In offering the securities, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this prospectus which qualify for sale pursuant to Securities and Exchange Commission Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We intend to advise the selling shareholders that while they are selling the securities, they:

•	are required to comply with Regulation M under the Securities Exchange Act of 1934 (as described in more detail below);

•	may not engage in any stabilization activity, except as permitted under the Securities Exchange Act;

•	are required to furnish each broker-dealer (who may offer this common stock) copies of this prospectus; and

•	may not bid for or purchase any securities of Bancshares of Florida or attempt to induce any person to purchase any securities except as permitted under the Securities Exchange Act.

Regulation M under the Securities Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

TRANSFER AGENT

The transfer agent for our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

LEGAL MATTERS

Certain legal matters relating to the common stock offered by this prospectus have been passed upon for Bancshares of Florida by Igler & Dougherty, P.A., Tallahassee, Florida.

EXPERTS

The consolidated financial statements of Bancshares of Florida and its subsidiaries as of December 31, 2004 and 2003 and for years then ended, included in Bancshares of Florida’s Annual Report on Form 10-KSB, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bancshares of Florida as of December 31, 2002, and for the year ended December 31, 2002, included in Bancshares of Florida’s Annual Report on Form 10-KSB, have been incorporated by reference herein in reliance upon the reports of Hill, Barth and King, LLC, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Bancshares of Florida has filed a registration statement on Form S-3 with the Securities and Exchange Commission. This prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

In addition, Bancshares of Florida files annual, quarterly, and special current reports, proxy statements, and other information with the Securities and Exchange Commission under the Exchange Act. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room

450 Fifth Street, NW

Room 1024

Washington, DC 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, NW, Room 1024, Washington, DC 20549, at prescribed rates. The Securities and Exchange Commission also maintains an Internet world-wide website that contains reports, proxy statements, and other information about issuers, including Bancshares of Florida, who file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

You should rely only on information in this prospectus and in our related registration statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the banking regulatory agencies, such other information is superseded by the information in this prospectus. Bancshares of Florida does not have its own designated website; however, its shareholder relations information is contained on a company-based website at www.bankofflorida.com.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. We incorporate by reference into this prospectus the following documents that we have filed with the Securities and Exchange Commission:

SEC Filings (File No. 000-50091)	Period
Current Reports on Form 8-K	Filed on January 28, April 15, April 28, May 16, and May 26, 2005

Proxy Statement on Schedule 14A	Filed on April 25, 2005

Quarterly Report on Form 10-Q	Quarter ended March 31, 2005

Annual Report on Form 10-KSB	Year ended December 31, 2004

The Description of Securities Contained in the Registration Statement on Form 8-A	Filed November 15, 2002

In addition, any and all reports that we file pursuant to Sections 13(a), 13(e), 14, or 15(d) of the Securities Exchange Act, will also be deemed to be incorporated by reference into this prospectus. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about us has been supplied by us.

We will furnish without charge to you, by written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to David G. Wallace, Chief Financial Officer, Bancshares of Florida, Inc., 1185 Immokalee Road, Naples, Florida 34110, telephone (239) 254-2100.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common stock.

TABLE OF CONTENTS:

165,354 Shares of Common Stock

BANCSHARES OF FLORIDA, INC.

PROSPECTUS

July     , 2005

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commission. All of such expenses will be paid by underwriting discounts and commissions. All of such expenses will be paid by us. We will not, however, pay for expenses such as commissions and discounts of brokers, dealers, or agents or for the fees and expenses of counsel, if any, for the selling shareholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$357
Accounting fees and expenses	3,000
Legal fees and expenses	5,000
Miscellaneous	6,643
Total	$15,000

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

As provided under Florida law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of duty of care or any other duty owed to Bancshares of Florida, Inc. as a director, unless the breach of or failure to perform those duties constitutes:

•	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

•	a transaction from which the director received an improper personal benefit;

•	an unlawful corporate distribution;

•	an act or omission which involves a conscious disregard for the best interests of Bancshares of Florida or which involves willful misconduct; or

•	an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Article VI of Bancshares of Florida’ Bylaws provides that we shall indemnify a director who has been successful in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of Bancshares of Florida, against reasonable expense incurred by him in connection with such defense.

The Bylaws also provide that Bancshares of Florida is required to indemnify any director, officer, employee, or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of Bancshares of Florida and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (i) a disinterested majority of the board of directors; (ii) a majority of a committee of disinterested directors; (iii) independent legal counsel; or (iv) an affirmative vote of a majority of shares held by disinterested stockholders.

ITEM 16.	EXHIBITS

The following exhibits are filed with the Securities and Exchange Commission and are incorporated by reference into this Form S-3. The exhibits which are denominated by an (a.) were previously filed as a part of Amendment No. 1 to Form SB-2, filed with the SEC on May 7, 1999.

a.4.1	Specimen Common Stock Certificate

5.1	Opinion of Igler & Dougherty, P.A.

23.1	Consent of KPMG LLP

23.2	Consent of Hill, Barth & King, L.L.C.

23.3	Consent of Igler & Dougherty, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

ITEM 17.	UNDERTAKINGS

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	The undersigned Registrant hereby undertakes, that, for purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Naples, Florida on July 11, 2005.

BANCSHARES OF FLORIDA, INC.

By:	/s/ Michael L. McMullan
Michael L. McMullan
President and Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. McMullan, Martin P. Mahan, and David G. Wallace and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Donald R. Barber Donald R. Barber	Director	July 7, 2005

/s/ Joe B. Cox Joe B. Cox	Director	July 7, 2005

Earl L. Frye	Chairman and Director	July , 2005

H. Wayne Huizenga, Jr.	Director	July , 2005

/s/ John B. James John B. James	Director	July 11, 2005

/s/ LaVonne Johnson LaVonne Johnson	Director	July 8, 2005

Edward Kaloust	Director	July , 2005

/s/ Martin P. Mahan Martin P. Mahan	Director, Chief Operating Officer, Executive Vice President	July 11, 2005

/s/ Michael L. McMullan Michael L. McMullan	President, Principal Executive Officer, Director	July 11, 2005

/s/ Harry K. Moon Harry K. Moon, MD	Director	July 11, 2005

/s/ Michael T. Putziger Michael T. Putziger	Director	July 7, 2005

Richard Rochon	Director	July , 2005

/s/ Ramon A. Rodriguez Ramon A. Rodriguez	Director	July 7, 2005

/s/ Terry W. Stiles Terry W. Stiles	Director	July 7, 2005

/s/ David G. Wallace David G. Wallace	Principal Financial Officer and Executive Vice President	July 7, 2005